James Stafford

James Stafford
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 4 July 2006, with respect to the balance sheet of Striker Energy Corp. as of 28 February 2006 and the related statements of operations, cash flows and changes in stockholders’ equity from the date of inception on 18 March 2005 to 28 February 2006 in the Form 10-SB of Striker Energy Corp.

/s/ James Stafford
Vancouver, Canada                                            Chartered Accountants

1 August 2006